SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN
PROXY STATEMENT

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the registrant [ X ]
Filed by a party other than the registrant [     ]
Check the appropriate box:
[     ] Preliminary Proxy Statement
[     ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ X ] Definitive Proxy Statement
[     ] Definitive Additional Materials
[     ] Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

O.A.K. FINANCIAL BANK CORPORATION
(Name of registrant as specified in its charter)

________________________________________________________________________
(Name of person(s) filing Proxy Statement, if other than the Registrant)

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[ X ] No fee required
[     ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

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[     ] Fee paid previously with preliminary materials
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O.A.K. FINANCIAL CORPORATION

2445 84th Street, S.W.
Byron Center, Michigan 49315

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held April 15, 2004

        NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders (the “Annual Meeting”) of O.A.K. Financial Corporation (the “Corporation”), a Michigan corporation, will be held on April 15, 2004, at 6:30 p.m., at The Pinnacle Center, 3330 Highland Drive, Hudsonville, Michigan, for the following purposes:

1.	To elect three directors to hold office for a three-year term.

2.	To transact such other business as may properly come before the meeting or any adjournment thereof.

        The Board of Directors has fixed Friday, March 5, 2004, as the record date for the determination of shareholders entitled to notice of and to vote at the meeting or any adjournment thereof.

By order of the Board of Directors, /s/ Patrick K. Gill Patrick K. Gill, President and CEO

Your vote is important. Even if you plan to attend the meeting, please date and sign the enclosed proxy form, indicate your choice with respect to the matters to be voted upon, and return it promptly in the enclosed envelope. Note that if the stock is held in more than one name, all parties must sign the proxy form.

Dated: March 15, 2004

O.A.K. FINANCIAL CORPORATION
2445 84th Street, S.W.
Byron Center, Michigan 49315

PROXY STATEMENT

        This Proxy Statement and the enclosed proxy are furnished in connection with the solicitation of proxies by the Board of Directors of O.A.K. Financial Corporation (the “Corporation”), a Michigan bank holding company, to be voted at the Annual Meeting of Shareholders of the Corporation to be held on Thursday, April 15, 2004, at 6:30 p.m., at The Pinnacle Center, 3330 Highland Drive, Hudsonville, Michigan, or at any adjournment or adjournments thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders and in this Proxy Statement.

VOTING AT THE MEETING

        This Proxy Statement has been mailed on or about March 15, 2004, to all holders of record of common stock of the Corporation as of the record date. The Board of Directors of the Corporation has fixed the close of business on March 5, 2004, as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting of Shareholders and any adjournment thereof.

        If a Proxy in the enclosed form is properly executed and returned to the Corporation, the shares represented by the Proxy will be voted at the Annual Meeting and any adjournment thereof. If a shareholder specifies a choice, the Proxy will be voted as specified. If no choice is specified, the shares represented by the Proxy will be voted for the election of the nominees named in the Proxy Statement and for the proposals, if any, set forth in this Proxy Statement, and in accordance with the judgment of the persons named as proxies with respect to any other matter which may come before the meeting. A proxy may be revoked before exercise by notifying the Secretary of the Corporation in writing or in open meeting, by submitting a proxy of a later date, or attending the meeting and voting in person. All shareholders are encouraged to date and sign the enclosed proxy form, indicate your choice with respect to the matters to be voted upon, and return it to the Corporation.

If you hold your shares in more than one type of account or if your shares are registered differently, you may receive more than one proxy card from the Corporation. Please sign and return all proxies that you receive from the Corporation.

METHOD AND COST OF SOLICITATION

        This solicitation of proxies is made by and on behalf of the Board of Directors and will be conducted primarily by mail. In addition to the use of mail, the directors and certain executive officers and other employees of the Corporation may solicit the return of proxies by telephone, facsimile, other electronic media, and through personal contact. Such directors and executive officers will not be additionally compensated, but will be reimbursed for out-of-pocket expenses. The cost of soliciting proxies and distributing this Proxy Statement and the annual notice will be borne by the Corporation.

ELECTION OF DIRECTORS

        The Articles of Incorporation of the Corporation authorize the Board of Directors to establish the size of the Board. The Board of Directors has established the size of the Board for 2004 at seven (7) persons. The Articles of Incorporation also provide for the division of the Board of Directors into three (3) classes of nearly equal size with staggered 3-year terms of office. Three people have been nominated by the Board of Directors for election to the Board to serve a three-year term expiring at the 2007 Annual Meeting of Shareholders. The Board has nominated Norman J. Fifelski, Dellvan J. Hoezee and James B. Meyer for three-year terms. Two nominees, Norman J. Fifelski and Dellvan J. Hoezee are incumbent directors previously elected by the Corporation’s shareholders and the other nominee, James B. Meyer, is an incumbent director appointed by the Board of Directors.

        Unless otherwise directed by a shareholder’s proxy, the persons named, as proxy holders in the accompanying proxy will vote for each of the nominees named above. In the event a nominee becomes unavailable, which is not anticipated, the Board of Directors, at its discretion, may designate a substitute nominee, in which event the enclosed proxy will be voted for such substitute nominee. Proxies cannot be voted for a greater number of persons than the number of nominees named.

        Except for those persons nominated by the Board of Directors, no other persons may be nominated for election at the 2004 annual meeting. The Corporation’s Articles of Incorporation require at least 60 days prior written notice of any other proposed shareholder nomination and no such notice has been received.

        A plurality of the votes cast at the meeting is required to elect nominees as directors of the Corporation. As such, individuals who receive the largest number of votes cast at the meeting will be elected as directors. Shares not voted at the meeting, whether by abstention, broker nonvote, or otherwise, will not be treated as votes cast at the meeting.

      The Nomination Process

        Director nominees are considered and must be recommended to the full Board by the voting members of the Executive Committee, each of whom is independent under SEC and NASDAQ Standards. When considering a potential candidate for membership on the Corporation’s Board, the Executive Committee seeks to identify candidates who meet the qualifications and needs identified by the Board. The Committee considers, among other qualifications, demonstrated character and judgment, diversity, geographic representation, professional credentials, recognition in the marketplace, and experience in business and the financial industry.

        The Committee will consider shareholder nominations for directors submitted in accordance with the procedure set forth in Article VIII, Section 7 of the Corporation’s Articles of Incorporation. The procedure provides that a notice relating to the nomination must be given in writing to the Corporation not later than sixty (60) days nor more than ninety (90) days prior to the anniversary of the prior year’s annual meeting. Such notice must be accompanied by the nominee’s written consent, contain information relating to the business experience and background of the nominee and contain information with respect to the nominating shareholder and persons acting in concert with the nominating stockholder.

        The evaluation process would be the same should a candidate be recommended for nomination for membership on the Corporation’s Board by a shareholder. The Board has not received any recommended nominations from any of the Corporation’s shareholders in connection with the Annual Meeting. The executive committee would prepare a director profile and compare the candidate’s qualifications against the desired qualifications identified by the Executive Committee. If no candidates are apparent from any source, the Board will determine the appropriate method to conduct a search. The Board has, to date, not paid any third party fee to assist in identifying and evaluating nominees.

        The Corporation has not established a nominating committee because it desires active participation of all Board members in the analysis and process of making nominations. The Board has not adopted a nomination charter.

The Board of Directors recommends a vote FOR the election of all the persons nominated by the Board.

VOTING SECURITIES AND BENEFICIAL OWNERSHIP OF MANAGEMENT

        At March 5, 2004, the Corporation had outstanding 2,035,191 shares of common stock, par value $1.00 per share. Shareholders are entitled to one vote for each full share of common stock registered in their names at the close of business on March 5, 2004, the record date fixed by the Board of Directors.

        As of March 5, 2004, no person was known by management to be the beneficial owner of more than 5% of the outstanding common stock of the Corporation except as follows:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Approximate Percent of Class
Charles Andringa	125,380		6.16%
2807 Bridgeside Drive
Caledonia, MI 49316

Willard J. Van Singel	153,027	(1)(3)	7.52%
8977 Lindsey Lane, S.W
Byron Center, MI 49315

Gordon J. Van Singel	117,883	(2)(3)	5.79%
7261 Brooklyn Street, S.E
Grand Rapids, MI 49508

(1)	Includes 97,219 shares as to which Willard Van Singel has sole voting and investment power as well as 3,600 shares he owns jointly with his daughter Mary A. Niewiek. Also includes 52,008 shares as to which Willard Van Single shares voting and investment power, see note (3).
(2)	As sole trustee of the Jane Van Singel Trust, Gordon J. Van Singel has sole voting and investment power with respect to 110,000 shares. He also owns 934 shares individually, 2,432 shares jointly with his wife and 3,657 shares jointly with his children. Also includes 860 shares owned by his wife. Gordon Van Singel is a member of Van Singel Holdings, LLC, which owns 52,008 shares, none of which are reflected in those shown as beneficially owned by Gordon Van Singel.
(3)	Van Singel Holdings, LLC, formed by several members of the Van Singel family, owns 52,008 shares, all of which for purposes of this proxy are shown as beneficially owned by Willard J. Van Singel, although voting rights and investment power is shared with other members of Van Singel Holdings, LLC.

        The information in the following table sets forth the beneficial ownership of the Corporation’s common stock by each of the directors, nominees and executive officers listed in the Summary Compensation Table presented later and by all directors and executive officers as a group as of March 5, 2004.

Person	Amount and Nature of Beneficial Ownership		Approximate Percent of Class
Patrick K. Gill	3,511	(2)	*
James A. Luyk	3,141	(3)	*
Thomas L. Fitzgerald	8	(3)	*
Robert F. Dentzman	-0-		*
David G. Van Solkema	4,672	(4)	*
Grace O. Shearer	208		*
James B. Meyer	500		*
Gerald A. Williams	14,000	(4)	*
Norman J. Fifelski	5,699	(4)	*
Dellvan J. Hoezee	6,032	(4)	*
Robert J. Deppe	2,388	(4)	*
All current executive officers and directors as a
group (consisting of 11 persons)	40,159	(5)	1.97%

*Less than one percent

(1)	Includes 2,000 shares subject to stock options exercisable within 60 days and 11 shares allocated to Mr. Gill’s account under the “ESOP.”
(2)	Includes 2,797 shares subject to stock options exercisable within 60 days and 96 shares allocated to Mr. Luyk’s account under the “ESOP.”
(3)	Includes 8 shares allocated to Mr. Fitzgerald’s account under the “ESOP.”
(4)	Includes 2,000 shares subject to stock options exercisable within 60 days.
(5)	Includes 14,797 shares with respect to which executive officers and directors have the right to acquire beneficial ownership within 60 days, and 115 shares of common stock allocated to accounts of certain executive officers under the “ESOP.”

INFORMATION ABOUT DIRECTORS AND DIRECTOR NOMINEES

        The respective directors and director nominees have furnished the following information relating to the principal occupation or employment to the Corporation.

	Age	Director of Corporation Since	Amount and Nature of Beneficial Ownership 3/5/04(1)		Approximate Percent of Class

Nominees for Election as Directors for Terms Expiring in 2007

Norman J. Fifelski	58	1988	5,699	(2)	*
Owner, Hillcrest Foods and Fuel

Dellvan J. Hoezee	69	1991	6,032	(2)	*
Consultant and former President,
Hudsonville Creamery

James B. Meyer	57	2004	500		*
Retired, former President and CEO of
Spartan Stores Inc.

Directors Whose Terms Expire in 2006

Patrick K. Gill	52	2002	3,511	(3)	*
President & CEO, Byron Center State
Bank and O.A.K. Financial Corp.

Robert F. Dentzman	52	2002	-0-		*
Founding partner and principal of the
Rivendell Group and Top Tier Designs

Directors Whose Terms Expire in 2005

David G. Van Solkema	62	1988	4,672	(2)	*
Retired, former President of Jobbers
Warehouse Service, Inc.

Grace O. Shearer	56	2002	208		*
President and CEO, West Michigan
Heart, P.C.,

*Represents less than one percent

(1)	This information is based upon the Corporation’s records as of March 5, 2004, and information supplied by the persons listed above. The number of shares stated in this column includes shares owned of record by the shareholder and shares, which, under federal securities regulations, are deemed to be beneficially owned by the shareholder, including shares subject to stock options exercisable within 60 days. Unless otherwise indicated below, the persons named in the table have sole voting and sole investment power or share voting and investment power with their respective spouses, with respect to all shares beneficially owned.
(2)	Includes 2,000 shares subject to stock options exercisable within 60 days.
(3)	Includes 2,000 shares subject to stock options exercisable within 60 days and 11 shares allocated to Mr. Gill’s ESOP account.

        Patrick K. Gill has been a director of the Corporation since November 4, 2002. Mr. Gill is President and Chief Executive Officer of O.A.K. Financial Corporation and it’s subsidiary, Byron Center State Bank. Prior to joining O.A.K. Financial in November of 2002, Mr. Gill was President and CEO of the Bank of Lenawee, located in Adrian, Michigan and part of Pavilion Bancorp, Inc. Mr. Gill also served as a Board Member and CEO of Pavilion Bancorp Inc., and Board Chairman of the Bank of Washtenaw, a de novo started by Pavilion, as well as Board Chairman of Pavilion Mortgage Company. Pavilion has eleven banking offices and approximately $300 million in assets. Mr. Gill has 30 years of progressive banking experience, including 16 years in the West Michigan financial markets with Union Bank (later NBD), in Grand Rapids. His last position with NBD (now Bank One) was Vice President and Regional Director of the Lakeshore region. Mr. Gill graduated with honors from Notre Dame University with a degree in History and lives in Byron Center, Michigan.

        Robert F. Dentzman has been a director of the Corporation since October 2002. Mr. Dentzman is a founding partner and principal of Rivendell Group LLC, a consulting firm focused on business performance improvement. Mr. Dentzman is also a founding partner and principal of Top Tier Designs LLC, a specialty retailer of university and collegiate logo seating products. Previously Mr. Dentzman was Vice President, Treasury and Investor Relations for Herman Miller, Inc. Mr. Dentzman had worked at Herman Miller for over 20 years and served in progressive areas of responsibility. Mr. Dentzman was responsible for worldwide cash management, investor and banking relations, capital structure management, foreign exchange risk management, shareholder services, pension asset management, and administration of several executive benefit plans. Prior to joining Herman Miller Mr. Dentzman worked in the banking industry for the Kalamazoo, Michigan bank now known as National City Bank. Mr. Dentzman earned his B.A. in Economics from Kalamazoo College and his M.B.A. from Western Michigan University.

        David G. Van Solkema has been a director of the Corporation since 1988. Mr. Van Solkema is retired and previously served as President of Parts Plus, Michigan Region, a supplier of auto and truck parts to over 125 independent stores with over $40 million in sales. Additional work experience includes work as a Certified Public Accountant (CPA) for Touche Ross, serving small to medium sized businesses throughout West Michigan. Mr. Van Solkema has served on the Byron Center Christian School Board, has served as a Deacon and Elder at Heritage Christian Reformed Church in Byron Center, and has been active with Little League Baseball. Mr. Van Solkema is a graduate of Ferris State University with a degree in Finance.

        Grace O. Shearer has been a director of the Corporation since November 2002. Mrs. Shearer is President and CEO of West Michigan Heart, P.C., the leading cardiology service provider in West Michigan, with over 150 employees. Mrs. Shearer also served as Vice President of Operations for St. Mary’s Hospital and in 1992 served as the interim CEO for St. Mary’s Hospital. Mrs. Shearer is Chairman of the Board for Pine Rest Christian Mental Health Services, and has other board experience with Calvin College, the Rotary Club, and the Grand Rapids Chamber of Commerce. Mrs. Shearer holds a B.A. from the University of Michigan, and an M.B.A. from Eastern Michigan University.

        Norman J. Fifelski has been a director of the Corporation since 1988. Mr. Fifelski is President of Hillcrest Food and Fuel, Inc., Hillcrest Subway, and the Hungry Horse Campground. Additional experience includes serving on the board and as Treasurer for the Wayland Area Emergency Medical Service, on the Administrative Committee for Saint Stanislaus Church, Assistant Fire Chief and Training Officer for Dorr Township for over 18 years, and is an elected Trustee for Dorr Township. Mr. Fifelski is also involved with fire prevention programs for Dorr area elementary schools, and Save The Children in Mexico. Mr. Fifelski is a graduate of Ferris State University.

        Dellvan J. Hoezee has been a director of the Corporation since 1991. Mr. Hoezee is currently serving as a consultant to Hudsonville Creamery and Ice Cream Company. Previously, Mr. Hoezee served as President and Chief Executive Officer for Hudsonville Creamery and Ice Cream Company, producers and marketers of Hudsonville Ice Cream, located in Burnips, Michigan. Additional board experience includes Western Michigan Theological Seminary, in Holland, Michigan – finance, Great Lakes Senate of the Reformed Church, finance committee, and chairman of the finance committee for new church construction at Hudsonville Reformed Church. Mr. Hoezee is also a supporter of the West Michigan 4-H Fairs.

        James B. Meyer was appointed as a director of the Corporation on February 19, 2004. Mr. Meyer is the past Chairman of the Board and President and CEO of Spartan Stores, Inc., a leading food services wholesaler and retailer. Mr. Meyer retired from Spartan Stores in March of 2003 after completing 30 years with the company and under his leadership sales grew to exceed $2 billion annually. He was elected Chairman of the Board in August 2000 and President and Chief Executive Officer in July 1997. Mr. Meyer was appointed President and Chief Operating Officer in August 1996. Mr. Meyer has a great depth of board experience and currently serves on the following boards – Heart of West Michigan United Way as Chairman of the Board, Davenport University as Chairman of the Board, Hope Network, and Unity Christian High School’s Education Foundation. Mr. Meyer is a Certified Public Accountant and earned his B.S. in Business from Ferris State University.

Independence Of Directors and Attendance at Meetings

        The Board of Directors of the Corporation is composed of a majority of independent directors (as independence is defined in the NASD Listing Standards). During the fiscal year ended December 31, 2003, the Board of Directors of the Corporation and the Bank held a total of eighteen (18) regular meetings. Various committees of the Boards held meetings as needed. Each director attended at least seventy-five percent (75%) of the total meetings of the Boards of Directors and meetings of the committees on which he served. The Corporation also encourages all members of the Board to attend the Corporation’s annual meeting of shareholders each year. All members of the Board of Directors of the Corporation attended the Corporation’s 2003 annual meeting.

Communication With the Corporation’s Board of Directors

        Shareholders may communicate with members of the Corporation’s Board by mail addressed to the full Board, a specific member of the Board, or to a particular committee of the Board at 2445 84th Street, S.W., Byron Center, Michigan 49315.

Code of Ethics

        The Corporation has adopted a Code of Ethics that applies to the Corporation’s Chief Executive Officer and Senior Financial Officers. The Corporation’s Code of Ethics has been filed with our annual report on Form 10-K and a copy of the Code can be obtained free of charge by sending a request to the Corporation’s corporate secretary at 2445 84th Street, S.W., Byron Center, Michigan 49315. Any changes or waivers to the Code of Ethics will be promptly disclosed in our SEC filings.

Director Compensation

        The directors of the Corporation do not receive any compensation. Employee directors do not receive any compensation for serving on the Board of the Corporation or any of its affiliates. Non-employee directors of the Bank are paid an annual retainer fee of $8,000 for their service. Non-employee directors receive $500 per board meeting attended, a $100 fee or a $50 per hour fee for special meetings, whichever is greater, and $100 per loan committee, executive committee, asset & liability committee, audit committee and compensation committee meeting attended. In addition, the chairman of the board receives an annual fee of $3,000 and the chairman of the Audit committee receives an annual fee of $500. Discretionary bonuses were paid to each non-employee director amounting to $6,500 for the year ended December 31, 2001. No such bonuses have been paid with respect to subsequent years.

        In 1988, the Bank adopted a directors deferred compensation plan that provides for benefit payments to the participant and his or her family upon retirement or death. Directors Fifelski, Hoezee, and Van Solkema are the only current directors who are participants in this plan. This plan allowed for the deferral of director fees in return for the payment of future benefits. The cost of this plan was ($189,523), $108,975 and $117,028 in 2003, 2002 and 2001, respectively. The net cost recovery in 2003 reflects a reduction in the accrued liability resulting from the resignation of a former board member prior to his normal retirement age, as provided by the deferred compensation plan. The total accrued liability of the Bank under this plan was $1,051,396 as of December 31, 2003. The Bank has purchased life insurance policies on the lives of the participating directors with the Bank as the owner and beneficiary. The life insurance policies will be used to fund the benefits under the plan. The cash surrender value of the policies was $1,362,225 as of December 31, 2003. As of January 1, 1997, no further deferrals of directors’ fees may be made under this plan.

        In 1998, the Bank adopted a new deferred compensation plan for directors. The plan permits the Board to defer the payment of fees for service on the Board. Fees, which are deferred, are credited to the deferred compensation accounts of the individual participating directors and invested in a manner determined by the Board. The Board is authorized to direct the Bank to purchase policies of life insurance on the life of participating directors as one of the investment vehicles under the plan. If a life insurance policy is purchased with respect to a participating director’s life, the Bank is the owner and beneficiary of the policy. Upon a director’s retirement, the cash value of the policy is paid out to the director in annual installments over a period of fifteen years or as otherwise allowed by the plan. If a participating director dies before beginning to receive payments, the Bank will pay a beneficiary designated by the director a death benefit in lieu of deferred compensation in an amount equal to the greater of the amount of fees credited to the director’s deferred compensation account or an amount payable each year for ten years equal to ten percent of the death benefit, if any, received by the Bank as a result of the director’s death from any insurance policy purchased by the Bank on the director’s life as an investment for purposes of the deferred compensation plan. The cost of this plan was $47,240, $66,002 and $79,999 in 2003, 2002 and 2001 respectively. At December 31, 2003, the plan liability was $350,685 and the cash surrender value was $397,069.

        On January 28, 1999, the Board of Directors adopted the O.A.K. Financial Corporation 1999 Directors’ Stock Option Plan, which was approved by the Corporation’s shareholders at the April 22, 1999 Annual Meeting. Stock options to purchase 500 shares were granted to each non-employee director on the following dates and at the following per share prices: February 7, 2001 — $50.00 per share and February 1, 2002 — $44.50 per share. No options were issued under the Director’s Stock Option Plan in 2003.

Corporate Governance and Board Committee Structure

        Our Board of Directors is committed to sound and effective corporate governance practices. Currently, a majority of our directors are independent, and each member of our Audit Committee and each voting member of our Compensation Committee is independent. A new committee structure was instituted at the beginning of 2003. The board committee structure and primary responsibilities are discussed below. O.A.K. Financial Corporation has a standing Executive, Loan, Asset & Liability, Audit and Compensation Committee. The functions of each Committee and its activities during 2003 are described below.

Executive Committee

        Voting members of the Executive Committee include Messrs Deppe, Van Solkema and Dentzman. The primary responsibility of the executive committee is to evaluate the performance of the chief executive officer, nominate new directors, oversee strategic planning and ensure compliance with the corporate bylaws. The committee met twice in 2003. The Board of Directors does not currently have a nominating committee. Board of Director nominations are recommended by the executive committee to the full board for approval. In making its nomination, the executive committee identifies candidates who meet the current challenges and needs of the Board of Directors. The executive committee considers, among other qualifications, diversity, geographic representation, professional credentials, recognition in the marketplace, and experience in business and the financial industry.

Loan Committee

        Voting members of the Loan Committee include Messrs Van Solkema, Dentzman, Hoezee and Gill. The primary responsibilities of the loan committee include loan approval, adoption and adherence to the loan policy, monitor internal loan review reporting and all other lending activities. The committee generally meets twice a month or 24 times in 2003.

Asset & Liability Committee

        Voting members of the Asset & Liability Committee include Messrs Deppe, Fifelski, Shearer, Van Solkema and Gill. The primary responsibilities of the asset liability committee are to monitor financial performance, over see management of interest rate and liquidity risk, evaluate capital adequacy and payments of dividends, and oversee the budget and forecast process. The asset liability committee met 11 times in 2003.

Audit Committee

        The Audit Committee, comprised of Messrs. Deppe, Hoezee and Dentzman, met on six occasions during 2003. Each of the members of the Audit Committee is “independent” as defined in Rule 4200(a) of the NASD Listing Standards. The Audit Committee oversees the Corporation’s corporate accounting and financial reporting process. For this purpose, the Audit Committee performs several functions. For example, the Audit Committee evaluates the performance of and assesses the qualifications of the independent auditors; appoints and approves the compensation of the independent auditors; determines whether to retain or terminate the existing independent auditors or to appoint and engage new independent auditors; reviews and approves the retention of the auditors to perform the internal audit functions and services which the independent auditors are not permitted to perform; reviews the financial statements to be included in the Corporation’s Annual Report on Form 10-K; and discusses with management and the independent auditors the results of the annual audit and the results of the Corporation’s quarterly financial statements. Mr. Dentzman has been designated by the Board as the Audit Committee’s financial expert. Mr. Dentzman is independent of management, as such term is used in item 7(d)(3)(iv) of Schedule 14A under the Securities Exchange Act of 1934, as amended. The Audit Committee has adopted a written Audit Committee Charter that is attached as Exhibit A to these proxy materials. On February 19, 2004, the Audit Committee submitted to the Board the following report.

Audit Committee Report

        We have reviewed and discussed with management the Corporation’s audited financial statements as of and for the year ended December 31, 2003.

        We have discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, by the Auditing Standards Board of the American Institute of Certified Public Accountants.

        We have received and reviewed the written disclosures and the letter from the independent auditors required by Independence Standard No. 1, Independence Discussions with Audit Committees, as amended, by the Independence Standards Board, and has discussed with the auditors the auditors’ independence.

        Based on the reviews and discussions referred to above, we recommend to the Board of Directors that the financial statements referred to above be included in the Corporation’s Form 10-K for the year ended December 31, 2003.

        Respectfully submitted, Robert F. Dentzman, Dellvan J. Hoezee and Robert J. Deppe.

Compensation Committee

        Voting members of the Compensation Committee include directors Shearer, Fifelski and Van Solkema. The Compensation Committee’s responsibilities include considering and recommending to the Board of Directors any changes in compensation and benefits for offices of O.A.K. and administering O.A.K.’s Independent Director Stock Option Plan and Employee Stock Option Plan. The Compensation Committee met five times in 2003.

Compensation Committee Report

        The Compensation Committee seeks to establish competitive compensation that will attract, motivate and retain accomplished executive officers who can increase shareholder value, deliver competitive products and services to customers, and provide leadership. Executive compensation is intended to reflect factors such as individual and corporate performance, level of responsibility, and prior experience. Incentive compensation and stock option awards are intended to align the interests of executive officers with that of the shareholders and reward performance that directly impacts the success and profitability of the Corporation and meets competitive pressures identified in the external market base for executive positions of a similar nature. The compensation of our President and Chief Executive Officer is determined by the compensation committee using the same methodologies as that used for other senior executives.

Executive compensation is comprised of the following:

Base Salary — Annually, the Committee establishes base wages for all executive officers. Base salaries are intended to be competitive, and reflect factors such as individual performance, tenure, level of responsibility, and prior experience.

Incentive Compensation — Incentive compensation, payable in the form of a cash bonus, is based on achieving certain annual performance criteria established by the Board of Directors.

Long-Term Incentives — Long-term incentive plans are intended to align the interests of the covered employees with the interests of the Corporation’s shareholders. The Corporation maintains a 401(k) plan covering substantially all employees. The Corporation matches an employee’s contributions to the 401(k) plan up to a maximum of 4% of such employee’s eligible wages. The Corporation also maintains a Profit Sharing Plan covering substantially all employees. The Corporation’s contribution to the Profit Sharing Plan is based on defined performance targets established annually by the Board of Directors.

Benefits Plans — Participation in benefit plans; including health insurance, disability insurance, and life insurance are offered to employees.

        The full Board of Director’s annually reviews the performance of the President and CEO. Performance factors for review include Bank performance, corporate planning and results, leadership capabilities, and community involvement. Executive salaries and incentive compensation are also based in part on information derived from surveys conducted by the Michigan Bankers Association and other sources. Compensation information is also reviewed from proxy materials filed with the Securities and Exchange Commission by other comparable financial institutions. This information is analyzed and presented to the Compensation Committee to assist in their preparation of the salary recommendations to be made to the Board of Directors.

        The Employee Stock Ownership Plan (ESOP), covering substantially all employees, was terminated in the fourth quarter of 2003. The shares allocated to participants became fully vested as of the termination date. The ESOP returned the 5,589 unallocated shares to the Corporation to satisfy the remaining unpaid loan balance. The Corporation made an annual contribution equal to at least the ESOP’s debt service less dividends received by the ESOP. The original loan has been repaid. The dividends on the allocated shares were distributed to participants and the dividends on the unallocated shares were used to pay debt service. The ESOP shares initially were pledged as collateral for its debt. As the debt was repaid, prior to the termination of the plan, shares were released from collateral and allocated to active participants. The shares pledged as collateral were reported as unallocated common stock held by the ESOP in the equity section of the balance sheet. As shares were released they became outstanding for earnings per share computations.

        The Corporation maintains stock option plans for non-employee directors (the Director’s Plan) and employees and officers of the Corporation and its’ subsidiaries (the Employees’ Plan). The stock option plans were established in 1999, and authorize the issue of up to 165,000 options under the Employees’ Plan and up to 35,000 options under the Directors’ Plan. Options under both plans become exercisable after the first anniversary of the award date. The option exercise price is at least 100% of the market value of the common stock at the grant date.

During 2003, no incentive stock options were granted. The Employee’s Plan also allows the Corporation to issue restricted stock to officers and employees of the Corporation and its subsidiaries. However, no shares of restricted stock were awarded in 2003.

        Respectfully submitted, Grace O. Shearer, Norman J. Fifelski and David G. Van Solkema

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

        The members of the Compensation Committee are set forth in the preceding section. There are no voting members of the Compensation Committee who were officers or employees of the Corporation or any of its subsidiaries during the fiscal year, formerly officers of the Corporation or any of its subsidiaries, or had any relationship otherwise requiring disclosure in this section. Patrick K. Gill, who is the President and CEO of the Corporation, serves on the Compensation Committee but has no vote and when his compensation is discussed, he excuses himself from Committee deliberations.

EXECUTIVE COMPENSATION SUMMARY

        The following table details the compensation earned by the named executives for the three years ended December 31, 2003. There are no employees of the Corporation; all personnel are employed by O.A.K. ELC.

	Annual Compensation			Long -Term Compensation
Name and Principal Position	Year	Salary (1)	Bonus	Securities Underlying Options (2)	All Other Compensation (3)
Patrick K. Gill, President and	2003	$225,000	$40,000	-0-	$17,843
Chief Executive Officer (4)	2002	30,288	65,000	2,000	-0-
	2001	N/A	N/A	N/A	N/A

James A. Luyk, Executive	2003	$117,000	$20,000	-0-	$8,403
Vice President, Chief	2002	159,448	15,000	1,064	11,503
Financial Officer (5)	2001	100,000	20,300	976	7,492

Thomas L. Fitzgerald, Executive	2003	$115,000	$15,000	-0-	$11,762
Vice President, Chief Lending	2002	8,846	25,000	-0-	-0-
Officer (6)	2001	N/A	N/A	N/A	N/A

(1)	Includes elective deferrals by employees pursuant to section 401 (k) of the Internal Revenue Code.
(2)	Options granted relate to the prior year’s performance.
(3)	The amounts set forth in this column include contributions to the profit sharing plan, the Corporation’s matching contribution to the 401(k) plan, and the dollar value of various health benefits.
(4)	Patrick K. Gill joined the Corporation in November 2002, as President and Chief Executive Officer. Mr. Gill joined the Corporation from Pavilion Bancorp, where he served most recently as President and CEO.
(5)	During fiscal year 2000, James A. Luyk joined the Corporation as Executive Vice President and Chief Financial Officer. Mr. Luyk joined the Corporation from Huntington National Bank, where he served most recently as Regional Controller. Mr. Luyk’s salary in 2002 includes a one-time payment for serving as interim CEO for part of the year.
(6)	Thomas L. Fitzgerald joined the Corporation in November 2002, as Executive Vice President and Chief Lending Officer. Mr. Fitzgerald joined the Corporation from National City Bank, where he served most recently as a senior executive in business development.

        The following table sets forth information concerning stock options granted to and retained by the named executive officers of the Corporation during 2003. None of the named officers exercised stock options during 2003:

EXECUTIVE OPTION GRANTS IN LAST FISCAL YEAR

Potential Realizable Value at Assumed Annual Rates of Stock Appreciation for Option Term
Name	Number of Shares Underlying Options Granted	Percent of Total Options Granted to Employees in Fiscal Year	Exercise Price	Expiration Date	5%	10%
Patrick K. Gill	-0-	N/A	N/A	N/A	N/A	N/A
James A. Luyk	-0-	N/A	N/A	N/A	N/A	N/A
Thomas L. Fitzgerald	-0-	N/A	N/A	N/A	N/A	N/A

        The per share exercise price of each option is at least 100% of the market value of the common stock on the date each option was granted. All outstanding options were granted for a term of ten years. Options terminate, subject to certain limited exercise provisions, in the event of death, retirement, or other termination of employment. No option is exercisable until twelve months after the date of grant.

YEAR END OPTION VALUES

	Number of Shares Underlying Unexercised Options at Year end	Value of Unexercised In-the-Money Options at Year End

Name	Exercisable/Unexercisable	Exercisable/Unexercisable

Patrick K. Gill	2,000/-0-	$0/0
James A. Luyk	2,797/-0-	$0/0
Thomas L. Fitzgerald	-0-/-0-	$0/0

EXECUTIVE OFFICER CONTRACTS

        The Bank and Mr. Gill are parties to an Employment Agreement, which became effective on November 4, 2002. The Employment Agreement provides that, in the event of Mr. Gill’s involuntary termination without cause or if he voluntarily terminates his employment for good reason, Mr. Gill will be entitled to receive his base salary for a period of twelve (12) months, certain employee benefits, and the right to exercise stock options. As an additional severance benefit, the Bank is required, at Mr. Gill’s request, to purchase Mr. Gill’s primary residence at its then fair market value. The term of Mr. Gill’s employment is indefinite.

        The Corporation has entered into individual change of control agreements with one named executive officer, Mr. Luyk, and one other executive officer. These agreements provide severance benefits if the individual’s employment is terminated within thirty-six (36) months after a change in control occurs. For purposes of these agreements, a “change in control” is any occurrence as a result of which any person or entity, other than the Corporation’s existing shareholders (as of the date of the agreements), acquires more than 35% of any class of the capital stock of the Corporation. Severance benefits are not payable if the Corporation terminates the executive’s employment for cause or the executive voluntarily retires or resigns. The agreements are for self-renewing terms of two years unless the Corporation takes action to terminate further extensions. Mr. Luyk’s agreement provides a severance benefit of a lump-sum payment equal to three years’ salary and bonus and continuation of benefit coverage for thirty-six months after a “change in control.” The other agreement provides for lesser benefits.

CERTAIN TRANSACTIONS

        Certain directors and officers of the Corporation have had and are expected to have in the future, transactions with the subsidiaries of the Corporation, or have been directors or officers of corporations, or members of partnerships, which have had and are expected to have in the future, transactions with the subsidiaries of the Corporation. All such transactions with officers and directors, either directly or indirectly, have been made in the ordinary course of business and on substantially the same terms, including interest rates and collateral, as those prevailing at the same time for comparable transactions with other customers, and these transactions do not involve more than the normal risk of collection or present other unfavorable features. All such future transactions, including transactions with principal shareholders and other Corporation affiliates, will be made in the ordinary course of business, on terms no less favorable to the Corporation than with other customers, and will be subject to approval by a majority of the Corporation’s independent, outside disinterested directors.

SHAREHOLDER RETURN PERFORMANCE GRAPH

        Set forth below is a line graph comparing the yearly percentage change in the cumulative total shareholder return on the Corporation’s common stock with that of the cumulative total return on the MG Group Index and the NASDAQ Stock Market Index for the five-year period ended December 31, 2003. The MG Group Index is an index composed of over 100 banks and bank holding companies located in the Midwest and published by Media General Financial Services. The following information is based on an investment of $100, on December 31, 1998, in the Corporation’s common stock, the MG Group Index, and the NASDAQ Stock Market Index, with dividends reinvested. There has been limited trading in the Corporation’s Common Stock and the Corporation’s common stock does not trade on any stock exchange. Accordingly, the returns reflected in the following graph and table is based on sale prices of the Corporation’s stock of which management is aware. There may have been sales at higher or lower prices of which management is not aware.

	1998	1999	2000	2001	2002	2003
O.A.K. Financial	100	111.67	113.40	94.49	85.13	89.01
MG Group Index	100	82.98	101.06	101.92	97.54	125.40
NASDAQ Market Index	100	176.37	110.86	88.37	61.64	92.68

Source: Media General Financial Services, Richmond, Virginia

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Securities Exchange Act of 1934 requires the Corporation’s directors and officers to file reports of ownership and changes in ownership of shares of common stock with the Securities and Exchange Commission. Based solely on its review of copies of such reports received by it and written representations by each director and officer, the Corporation believes that all the reports were filed by such persons during the last fiscal year.

RELATIONSHIP WITH INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Plante & Moran, LLP, independent certified public accountants, have audited the financial statements of the Corporation for the year ended December 31, 2003. Representatives of Plante & Moran, LLP will be present at the Annual Meeting and will have the opportunity to make a statement if desired and will be available to respond to appropriate questions. Our audit committee has yet to take action on the selection of our independent auditors for 2004, which is expected to occur by the end of March 2004. The following table sets forth the aggregate fees billed to us for the fiscal year’s ended December 31, 2003 and December 31, 2002, by our principal auditing firm, Plante & Moran, LLP:

Fees of Independent Accountants

	2003	2002
Audit Fees	$34,700	$36,000
Audit-related Fees	24,700	31,550
Tax Fees	16,060	12,015
All Other Fees	109,111	85,672

        The amounts shown for “Audit-related Fees” were for services including amounts related to audit of benefits plans, technology risk assessments, and assistance with the Federal Deposit Insurance Corporation Improvement Act. The amounts shown for “Tax Fees” were for corporate tax compliance, tax advice and tax planning services. The amounts shown for “All Other Fees” include loan review and general consulting during 2002 and health insurance benefit strategies and regulatory compliance consulting in 2003. The Audit Committee preapproved all services provided by the independent accountants during 2003.

        The Audit Committee has considered whether the provision of these services is compatible with maintaining our principal auditors’ independence. Following the adoption of the Sarbanes-Oxley Act of 2002 and the rules promulgated thereunder, our independent auditors are proscribed from offering certain services to us. None of those proscribed services were provided to us in 2003. The Corporation’s Audit Committee has concluded that the provision of services covered under the caption All Other Fees is compatible with Plante & Moran, LLP maintaining their independence. None of the hours expended on Plante & Moran, LLP’s engagement to audit the Corporation’s consolidated financial statements for the year ended December 31, 2003, were attributed to work performed by persons other than Plante & Moran, LLP’s full-time, permanent employees.

        The Charter of the Audit Committee provides that the Audit Committee will administer the Corporation’s policy regarding the approval of audit and non-audit services. Under that policy, the Audit Committee must pre-approve all engagements of the Corporation’s independent auditors. Before the end of the first quarter of each year, the independent auditors retention to audit the Corporation’s financial statements, including the associated fee, is approved by the Audit Committee. At the same time, the Audit Committee will evaluate other known potential engagements of the independent auditors, including the scope of the work proposed to be performed and the proposed fees and approve or reject each service, taking into account whether the services are permissible under applicable law and the possible impact of each non-audit service on the independent auditors’ independence from management. At each subsequent meeting of the Audit Committee, the Audit Committee will receive updates on the services actually provided by the independent auditors and management may present additional services for approval. The Audit Committee has delegated to the Chairman of the Audit Committee the authority to evaluate and approve engagements on behalf of the Audit Committee in the event that the need arises for pre-approval between

Audit Committee meetings. This might occur, for example, if the Corporation was proposing to execute a financing on an accelerated timetable. If the Chairman so approves any such engagements, he is required to report that approval to the full Audit Committee at the next Audit Committee meeting.

SHAREHOLDER PROPOSALS

        No shareholder may present a proposal for consideration at the 2005 Annual Meeting of Shareholders unless notice is given not later than February 14, 2005 to the Corporation in compliance with Article XI of the Corporation’s Articles of Incorporation stating the shareholder’s intention to do so. Any shareholder proposal to be considered by the Corporation for inclusion in the 2005 Annual Meeting of Shareholders proxy materials must be received by the Corporation no later than November 26, 2004.

OTHER BUSINESS

        The Board of Directors is not aware of any matter to be presented for action at the meeting, other than the matters set forth herein. If any other business should come before the meeting, the proxy will be voted in respect thereof in accordance with the best judgment of the persons authorized therein, and discretionary authority to do so is included in the proxy. The cost of soliciting proxies will be borne by the Corporation. In addition to solicitation by mail, officers and other employees of the Corporation and its subsidiaries may solicit proxies by telephone or in person, without compensation other than their regular compensation.

        The Annual Report on Form 10-K of the Corporation for 2003 is included with this Proxy Statement. Copies of the report will also be available for all shareholders attending the Annual Meeting. The Form 10-K and certain other periodic filings are filed with the Securities and Exchange Commission (the “Commission”). The Commission maintains an Internet web site that contains reports and other information regarding companies, including the Corporation, which files electronically. The Commission’s web site address is http:\\www.sec.gov.

        Shareholders are urged to sign and return the enclosed proxy in the enclosed envelope. A prompt response will be helpful and appreciated.

BY ORDER OF THE BOARD OF DIRECTORS /s/ Patrick K. Gill Patrick K. Gill President and CEO

March 15, 2004

EXHIBIT A

AUDIT COMMITTEE CHARTER

I.	Purpose

The primary function of the Audit Committee is to assist the Board by overseeing (1) the quality and integrity of the Company’s accounting, auditing and reporting practices, (2) the performance of the Company’s internal audit function and independent auditor, and (3) the Company’s disclosure controls and system of internal controls regarding finance, accounting, legal compliance, and ethics that management and the Board of Directors have established.

The Audit Committee shall provide an open avenue of communication among the independent auditors, financial and senior management, the internal auditor and the Board of Directors.

II.	Membership

A.	Independence—The Audit Committee shall be comprised of three or more members, each of whom (1) must qualify as an independent director under the listing requirements of Section 301 of the Sarbanes-Oxley Act, (2) shall not have participated in the preparation of the financial statements of the Company or any subsidiary during the prior three year period, and (3) shall be free from any relationship to the Company that, in the opinion of the Board, would interfere with the exercise of his or her independent judgment as a member of the Committee. All members of the Committee shall have a working familiarity with basic financial and accounting practices, and on or before January 1, 2004 at least one member of the Committee shall be a “financial expert” in compliance with the criteria established by the Securities and Exchange Commission.

B.	Appointment—The members shall be nominated by the Board and appointed annually to one-year terms. They shall designate one member of the Audit Committee as Chair.

C.	Limitations. A member of the Audit Committee shall not simultaneously serve on the audit committee of more than two other public companies.

III.	Meetings

Meetings of the Audit Committee shall be subject to the Committee procedure rules set forth in the Company’s Bylaws and its own rules of procedure, which shall be consistent with those Bylaws and the following:

A.	The Audit Committee shall meet at least four (4) times annually and more frequently as circumstances require. Each regularly scheduled meeting of the Committee shall conclude with an executive session of the Committee, absent members of management and on such terms and conditions as the Committee may elect. In addition, the Committee may meet periodically with management; the head of the Company’s internal auditing department and the independent auditors in separate executive sessions to discuss any matters that the Audit Committee or the internal audit department or independent auditors believe should be discussed privately.

B.	Following each of its meetings, the Audit Committee shall deliver a report on the meeting to the Board, including a description of all actions taken by the Audit Committee.

C.	The Audit Committee shall keep written minutes of its meetings, which minutes shall be maintained with the books and records of the Company.

IV.	Responsibilities, Duties and Authority

The Audit Committee shall have the following responsibilities, duties and authority:

A.	Document and Report Review

1.	Review and update this Charter annually.

2.	Review the Company’s annual financial statements and any reports or other financial information submitted to any governmental body or to the public, including any report issued by the independent auditors.

3.	Review the summary report of the internal auditor and management’s response to such reports.

4.	Recommend to the Board whether the financial statements should be included in the Annual Report on Form 10-K.

5.	Review with financial management and the independent auditors the quarterly report on Form 10-Q prior to its filing.

6.	Review earnings press releases with management prior to dissemination.

B.	Independent Auditors

1.	Appoint, approve the compensation of, and provide oversight of the Company’s independent auditor, including the removal of the Company’s independent auditors. The independent auditors shall report directly to the Committee, and the Committee shall oversee the resolution of any disagreements between management and the independent auditors.

2.	Administer the Company’s Policy Regarding the Approval of Audit and Nonaudit Services Provided by the Independent Auditor.

3.	Review the independent auditors’ attestation and report on management’s internal control report, and hold timely discussions with the independent auditors regarding:

(a)	All critical accounting policies and practices;

(b)	All alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditor;

(c)	Other material written communications between the independent auditor and management including, but not limited to, management letter and schedule of unadjusted differences;

(d)	An analysis of the independent auditor’s judgment as to the quality of the Company’s accounting principles, setting forth significant reporting issues and judgments made in connection with the preparation of the financial statements; and

(e)	All significant relationships the independent auditors have with the Company to determine the independent auditors’ objectivity and independence, undertaking or recommending appropriate action to ensure and continue that independence.

4.	At least annually, obtain and review a report by the independent auditor describing:

(a)	The firm’s internal quality control procedures;

(b)	Any material issues raised by the most recent internal quality-control review, peer review or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues;

(c)	Allrelationships between the independent auditor and the Company; and

(d)	All significant relationships the independent auditors have with the Company to determine the independent auditors’ objectivity and independence, undertaking or recommending appropriate action to ensure and continue that independence.

C.	Financial Reporting Processes

1.	Review the integrity of the Company’s financial reporting process, both internal and external, giving consideration to consultation with management, the independent auditors and the internal auditor.

2.	Consider and approve, as appropriate, major changes to the Company’s auditing and accounting principles and practices as suggested by the independent auditors, management or the internal auditor.

3.	Review and approve all related party transactions with the Company’s directors, officers and controlling shareholders, excluding those transactions between the Company’s subsidiaries and such persons that are in compliance with applicable banking regulations.

4.	Establish and maintain procedures for the receipt, retention and treatment of complaints regarding accounting, or auditing matters, including procedures necessary to receive and respond to confidential and anonymous submissions by Company employees regarding questionable accounting or auditing matters.

D.	Internal Audit

1.	Review activities, organizational structure and qualifications of the Company’s internal audit department.

2.	Periodically review the head of the Company’s internal audit department and any significant difficulties, disagreements with management or scope restrictions encountered in the course of that department’s work.

E.	Ethical and Legal Compliance

1.	Review the Company’s Code of Business Conduct, approved by the Board of Directors, to ensure that management has maintained a system to comply with expected ethical and legal requirements.

2.	Review, with the Company’s counsel, legal compliance matters including corporate securities trading policies.

3.	Review, with the Company’s counsel, any legal matter that could have a significant impact on the Company’s financial statements.

4.	Discuss the Company’s major financial and accounting risk exposures and steps taken by management to control or mitigate those exposures.

5.	Review and approve all “related party transactions,” as defined in Item 404 of SEC Regulation S-K, involving directors, executive officers and their respective affiliates and immediate family members.

F.	Other

1.	Review with the independent auditors, the internal auditing department and management the extent to which changes or improvement in financial or accounting practices, as approved by the Audit Committee, have been implemented.

2.	Prepare the report that the SEC requires to be included in the Company’s annual Proxy Statement.

3.	Perform an annual self-assessment relative to the Audit Committee’s purpose, duties and responsibilities set forth in this Charter.

4.	To the extent it deems appropriate, and with or without full Board approval, obtain advice and assistance from outside legal, accounting or other advisors as deemed appropriate to perform its duties and responsibilities.

5.	Perform any other activities consistent with this Charter, the Company’s Bylaws and governing law, as the Audit Committee or the Board of Directors deems necessary or appropriate.

6.	At least annually, review and reassess the adequacy of this Charter in light of changes in the law, governing rules, and applicable corporate governance best practices.

O.A.K. Financial Corporation 2445 84th Street, S.W. Byron Center, Michigan 49315	This Proxy is solicited on behalf of the Board of Directors

PROXY

        The undersigned hereby appoints James A. Luyk and Patrick K. Gill as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated below, all the shares of Common Stock of O.A.K. Financial Corporation held of record by the undersigned on March 5, 2004, at the annual meeting of shareholders to be held April 15, 2004, and at any adjournment thereof.

1.	In the election of three directors to be elected for a term expiring in 2007.

[__]	FOR the nominee listed below	[__]	WITHHOLD AUTHORITY to vote for the nominees listed below

Norman J. Fifelski      -      Dellvan J. Hoezee      -     James B. Meyer

(INSTRUCTION: To withhold authority to vote for any individual nominee strike a line through the nominee's name in the list above.)

2.	In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this Proxy will be voted FOR the nominees listed in Proposal 1.

Please sign exactly as name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Signature	Signature if held jointly
Dated: ______________, 2004

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.